EXHIBIT 4.2
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                CONSULTING AGREEMENT
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This Agreement is made as of this May 15, 2000, by and
between The Auxer Group, Inc., ("the Company") a
corporation duly organized and existing under the laws of
New Jersey, with offices at 12 Andrews Drive, West
Paterson, New Jersey 07424 and ("the Consultant") William
Wheeler, 14955 Horseshoe Trace, Wellington, FL 33414.
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WHEREAS, the Company is engaged in the business of
acquiring and investing in businesses with high growth
potential.
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WHEREAS, the Consultant provides acquisition and internet
strategy services,
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WHEREAS, the Company wishes to retain the services of the
Consultant on the following terms and conditions:
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1.     The Company hereby retains the services of the
Consultants for a period of one (1) year and terminating
on May 15, 2001.  In exchange for the Consulting Services
(as that term is defined herein), the Consultant shall
receive 1,000,000 shares.
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2.     The Consultant shall, employing their best
efforts, assist the Company by:  providing acquisition
and internet strategy services.
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3.     The Consultant shall be independent contractors
and shall have no right or authority to assume or create
any obligations or responsibility, express or implied, on
behalf of or in the name of the Company, unless
specifically authorized in writing by the Company.  No
provision of this Agreement shall be construed to
preclude consultants from pursuing other consulting or
design and development projects.
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4.     The Consultant (including any person or entity
acting for or on behalf of the Consultant) shall not be
liable for any mistakes of fact, errors of judgment, for
losses sustained by the company or any subsidiary or for
any acts or omissions of any kind, unless caused by the
negligence or intentional misconduct of the Consultants
or any person or entity acting for or on behalf of the
Consultants.
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5.     The Company and its present and future
subsidiaries jointly and severally, agree to indemnify
and hold harmless the Consultant against any loss,
claim, damage or liability whatsoever, (including
reasonable attorneys' fees and expenses), to which such
Indemnified Party may become subject as a result of
performing any act (or omitting to perform any act)
contemplated to be performed by the Consultant pursuant
to this Agreement if such act or omission did not violate
the provisions of Section 4 of this Agreement.  So long
as the Company has not provided counsel to the
Indemnified Party in accordance with the terms of this
Agreement, the Company and its subsidiaries agree to
reimburse the defense of any action or investigation
(including reasonable attorney's fees and expenses),
subject to any understanding from such Indemnified Party
to repay the Company or its subsidiaries if it is
ultimately determined that such Indemnified Party is not
entitled to such indemnity.  In case any action, suit or
proceeding shall be brought or threatened, in writing,
against any Indemnified Party, it shall notify the
Company within twenty (20) days after the Indemnified
Party receives notice of such action, suit or such
threat.  The Company shall have the right to appoint the
Company's counsel to defend such action, suit or
proceeding, provided that such Indemnified Party consents
to such representation by such counsel, which consent
shall not be unreasonably withheld.  In the event any
counsel appointed by the Company shall not be acceptable
to such Indemnified Party, then the Company shall have
the right to appoint alternative counsel for such
Indemnified Party reasonably acceptable to such
Indemnified Party, until such time as acceptable counsel
can be appointed.  In any event, the Company shall, at
its sole cost and expense, be entitled to appoint counsel
to appear and participate as co-counsel in the defense
thereof.  The Indemnified Party, or its co-counsel, shall
promptly supply the Company's counsel with copies of all
documents, pleadings and notices which are filed, served
or submitted in any of the aforementioned.  No
indemnified Party shall enter into any settlement without
the prior written consent of the Company, which consent
shall not be unreasonable withheld.
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6.     This Agreement shall be binding upon the Company
and the Consultant and their successors and assigns.
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7.     If any provision or provisions of this Agreement
shall be held to be invalid, illegal or unenforceable for
any reason whatsoever, (i) the validity, legality and
enforceability of the remaining provisions of this
Agreement (including, without limitation, each portion of
any Section of this Agreement containing any such
provision held to be invalid, illegal or unenforceable)
shall not in any way be affected or impaired thereby; and
(ii) to the fullest extent possible, the provisions of
this Agreement (including, without limitation, each
portion of any Section of this Agreement containing any
such provision held to be invalid, illegal or
unenforceable) shall be construed so as to give effect to
the intent manifested by the provision held, invalid
illegal or unenforceable.
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8.     No supplement, modification or amendment of this
Agreement shall be binding unless executed in writing by
both parties hereto.  No waiver of any other provisions
hereof (whether or no similar) shall be binding unless
executed in writing by both parties hereto nor shall such
waiver constitute a continuing waiver.
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9.     This Agreement may be executed in one or more
counterparts, each of which shall for all purposes be
deemed to be an original but all of which shall
constitute one and the same Agreement.
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10.     The Parties agree that should any dispute arise
in the administration of this Agreement, that the
agreement shall be governed and construed by the Laws of
the State of New Jersey.
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11.     This Agreement contains the entire agreement
between the Parties with respect to the consulting
services to be provided to the Company by the Consultant
and supersedes any and all prior understandings,
agreement or correspondence between the Parties.
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IN WITNESS WHEREOF, the Company and the Consultant have
caused this Agreement to be signed by duly authorized
representatives as of the day and year first above
written.
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THE AUXER GROUP, INC.
/s/ Eugene Chiaramonte, Jr.
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    President
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/s/ William Wheeler
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    William Wheeler (Consultant)
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